EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
     We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-121172) and in the Registration Statements on Form S-8 (Nos. 333-31638, 333-38317, 333-90026, 333-116520) of our report dated February 28, 2007 relating to the consolidated financial statements of Mercer International Inc. as of December 31, 2006 and for each of the two years in the period ended December 31, 2006 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph relating to the Company’s adoption of new accounting standards for share-based payments and pension and other postretirement benefits) appearing in this Amendment No. 1 to the Annual Report on Form 10-K of Mercer International Inc. for the year ended December 31, 2007.
/s/  Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
August 8, 2008